Exhibit 8.1

May 28, 2009

Headwaters Incorporated

10653 South River Front Parkway

Suite 300

South Jordan, UT 84095

Ladies and Gentlemen:

We have acted as counsel to Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 filed May 28, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of (i) $27,370,000 aggregate principal amount of 14.75% Convertible Senior Subordinated Notes due 2014 (the “Notes”) and (ii) shares of Company common stock, $0.001 par value, initially issuable upon conversion of the Notes.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Material United States federal income tax considerations,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP